EXHIBIT 8.2

March 4, 2010

COMSYS IT Partners, Inc.

4400 Post Oak Parkway

Houston, Texas 77027

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to COMSYS IT Partners, Inc., a Delaware corporation (the “Company”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of February 1, 2010, by and among the Company, Manpower Inc., a Wisconsin corporation (“Manpower”), and Taurus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Manpower (“Merger Sub”). Pursuant to the Agreement, Merger Sub will make an exchange offer to acquire all of the existing and outstanding shares of common stock of the Company (the “Offer”). Merger Sub then will merge with and into Company (the “First Merger”), with Company as the surviving corporation. Immediately after the First Merger, assuming there is not Inadequate Continuity of Interest as defined in Section 2.6(h) of the Agreement, the Company will merge into Manpower or a wholly owned first tier subsidiary of Manpower (the “Second Merger,” and together with the First Merger, the “Mergers”), with Manpower or a wholly owned first tier subsidiary of Manpower, as the case may be, as the surviving entity in the Second Merger. The Offer and Mergers and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Manpower, which includes the prospectus relating to the Exchange Offer and First Merger (the “Prospectus”).

At your request, we have examined the form of Registration Statement to be filed with the U.S. Securities and Exchange Commission, including the Prospectus that forms a part thereof, in connection with the issuance of cash and/or shares of Manpower common stock to the stockholders of Company in exchange for their shares of Company common stock in the Offer or First Merger.

You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “The Exchange Offer—Material U.S. Federal Income Tax Consequences.”

COMSYS IT Partners, Inc.

March 4, 2010

In rendering our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the certificates of the parties to the Mergers and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement, the Registration Statement, and the certificates, and have assumed that the Offer and Mergers will be consummated in accordance with the Agreement and the certificates and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “The Exchange Offer—Material U.S. Federal Income Tax Consequences,” constitutes our opinion as to the material U.S. federal income tax consequences of the Offer and Mergers to holders of shares of Company common stock described in the Registration Statement who exchange their shares of Company common stock for shares of Manpower common stock and/or cash in the Offer or First Merger, subject to the assumptions, limitations and qualifications referred to therein.

Our opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, all as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Our opinion is being delivered prior to the consummation of the Offer and the Mergers and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties, assumptions, or certificates upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Our opinion addresses only the matters described therein, and does not address any other federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement.

COMSYS IT Partners, Inc.

March 4, 2010

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the use of our name under the section “The Exchange Offer—Material U.S. Federal Income Tax Consequences,” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ K&L Gates LLP

K&L GATES LLP